Exhibit 99.1

Methode Electronics' Board Approves Dividend

CHICAGO, IL--(Marketwire - March 04, 2009) - Methode Electronics, Inc. (NYSE: MEI), a global designer and manufacturer of electro-mechanical devices, announced today that its board of directors has declared a quarterly dividend of $0.07 per share to be paid on May 1, 2009, to common stockholders of record at the close of business on April 17, 2009.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a global designer and manufacturer of electro-mechanical devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, United Kingdom, Germany, Czech Republic, China, Singapore, the Philippines and India. We design, manufacture and market devices employing electrical, electronic, wireless, radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

For Methode Electronics, Inc. -- Investor Contacts:

Philip Kranz
Dresner Corporate Services
312-780-7240
pkranz@dresnerco.com

Kristine Walczak
Dresner Corporate Services
312-780-7205
kwalczak@dresnerco.com